Exhibit 99.1
Granite Reports Fourth Quarter and Fiscal Year 2025 Results
•Committed and Awarded Projects (“CAP”) (1) increased 32% year-over-year to $7.0 billion, a new record
•Q4 revenue increased 19% year-over-year to $1.2 billion, and fiscal year revenue increased 10% year-over-year to $4.4 billion
•Q4 net income and adjusted net income (2) increased 25% and 17% year-over-year to $52 million and $65 million, respectively, and fiscal year net income and adjusted net income increased 53% and 29% year-over-year to $193 million and $276 million, respectively
•Q4 diluted EPS and adjusted diluted EPS (2) increased 23% and 14% year-over-year to $1.03 and $1.40, respectively, and fiscal year diluted EPS and adjusted diluted EPS increased 47% and 26% year-over-year to $3.86 and $6.07, respectively
•Q4 adjusted EBITDA (2) increased 21% year-over-year to $131 million, and fiscal year adjusted EBITDA increased 31% year-over-year to $527 million
•Fiscal year operating cash flow totaled $469 million, or 10.6% of revenue

WATSONVILLE, Calif. - Granite (NYSE: GVA) today announced results for the quarter and year ended December 31, 2025.
Fourth Quarter 2025 Results
Net income totaled $52 million, or $1.03 per diluted share, compared to net income of $41 million, or $0.84 per diluted share, for the same period in the prior year. Adjusted net income totaled $65 million, or $1.40 per diluted share, compared to adjusted net income of $56 million, or $1.23 per diluted share, for the same period in the prior year.
•Revenue increased $188 million to $1.2 billion compared to $1.0 billion for the same period in the prior year.
•Gross profit increased $17 million to $168 million compared to $151 million for the same period in the prior year.
•Selling, general and administrative (“SG&A”) expenses totaled $104 million, or 8.9% of revenue, compared to $84 million, or 8.6% of revenue, for the same period in the prior year.
•Adjusted EBITDA increased $22 million to $131 million compared to $109 million for the same period in the prior year.
“With our fourth quarter results, we achieved another record year for Granite,” said Kyle Larkin, Granite President and Chief Executive Officer. “Our disciplined approach to project selection, combined with sustained strength in public‑market funding, drove CAP to an all‑time high. With record CAP entering 2026 and continued momentum in the market, we believe we are positioned to achieve our 2027 targets for both organic growth and margin expansion.
Our materials business was a standout contributor in 2025, delivering significant margin expansion and revenue growth as recent investments begin to scale. The pace of improvement from this team has been remarkable, and we see a long runway for further value creation through pricing, operational efficiencies, and vertical integration with our construction operations.
In 2025, we also leveraged our free cash flow and strong balance sheet to expand our geographic footprint with strategic acquisitions. Our acquisition pipeline remains robust, and we expect to acquire additional businesses in 2026 that will strengthen our vertically-integrated platform.
We are operating from a position of strength, and I am confident our teams will continue to execute at a high level and deliver long‑term value for our shareholders in 2026 and beyond.”

(1)CAP is comprised of revenue we expect to record in the future on executed contracts, including 100% of our consolidated joint venture contracts and our proportionate share of unconsolidated joint venture contracts, as well as the general construction portion of construction manager/general contractor, construction manager/at risk and progressive design build contracts to the extent contract execution and funding is probable.
(2)Adjusted net income, adjusted diluted earnings per share, earnings before interest, taxes, depreciation, and amortization (“EBITDA”), EBITDA margin, adjusted EBITDA, and adjusted EBITDA margin are non-GAAP measures. Please refer to the description and reconciliation of non-GAAP measures in the attached tables.

Fiscal Year 2025 Results
Net income totaled $193 million, or $3.86 per diluted share, compared to net income of $126 million, or $2.62 per diluted share, in the prior year. Adjusted net income totaled $276 million, or $6.07 per diluted share, compared to adjusted net income of $214 million, or $4.82 per diluted share, in the prior year.
•    Revenue increased $417 million to $4.4 billion compared to $4.0 billion in the prior year.
•    Gross profit increased $138 million to $711 million compared to $573 million in the prior year.
•SG&A expenses totaled $408 million, or 9.2% of revenue, compared to $334 million, or 8.3% of revenue, in the prior year. The increase in SG&A expenses primarily relates to stock-based compensation expense as well as salaries and related costs.
•Adjusted EBITDA increased $125 million to $527 million compared to $402 million for the same period in the prior year.

Fourth Quarter and Fiscal Year 2025 Segment Results (Unaudited - dollars in thousands)

Construction Segment
	Three Months Ended December 31,				Years Ended December 31,
	2025	2024	Change		2025	2024	Change
Revenue	$940,323	$821,353	$118,970	14.5%	$3,654,880	$3,415,225	$239,655	7.0%
Gross profit	$142,728	$128,117	$14,611	11.4%	$574,178	$491,002	$83,176	16.9%
Gross profit as a percent of revenue	15.2%	15.6%			15.7%	14.4%
Construction revenue increased 14.5% and 7.0% year-over-year in the three months and year ended December 31, 2025, respectively. The revenue increase was driven by a strong market environment, increased CAP and revenue from acquired companies. Construction gross profit increased in both the three months and year ended December 31, 2025, respectively, due to higher revenue and improved execution across our higher quality project portfolio.

Committed and Awarded Projects	December 31, 2025	September 30, 2025	Change		December 31, 2024	Change
Public	$6,058,998	$5,268,799	$790,199	15.0%	$4,120,821	$1,938,177	47.0%
Private	910,374	1,068,917	(158,543)	(14.8)%	1,175,246	(264,872)	(22.5)%
Total	$6,969,372	$6,337,716	$631,656	10.0%	$5,296,067	$1,673,305	31.6%
CAP totaled $7.0 billion, an increase of $0.6 billion sequentially and an increase of $1.7 billion year-over-year. During the quarter, several significant public projects were added to CAP with bidding activity remaining robust.

Materials Segment
	Three Months Ended December 31,				Years Ended December 31,
	2025	2024	Change		2025	2024	Change
Revenue	$225,047	$155,950	$69,097	44.3%	$769,499	$592,349	$177,150	29.9%
Gross profit	$24,992	$22,635	$2,357	10.4%	$137,038	$81,695	$55,343	67.7%
Gross profit as a percent of revenue	11.1%	14.5%			17.8%	13.8%
Cash gross profit(1)	$46,709	$37,068	$9,641	26.0%	$202,174	$126,786	$75,388	59.5%
Cash gross profit as a percent of revenue(1)	20.8%	23.8%			26.3%	21.4%
(1)Materials segment cash gross profit and cash gross profit as a percent of revenue are non-GAAP measures. Please refer to the description and reconciliation of non-GAAP measures in the attached tables.
Materials revenue, gross profit and cash gross profit for the fourth quarter and fiscal year ended December 31, 2025, respectively, increased compared to the same periods in the prior year, driven primarily by acquired businesses and higher asphalt and aggregate prices.

Outlook
Our guidance for 2026 is described below:
•Revenue in the range of $4.9 billion to $5.1 billion
•Adjusted EBITDA margin in the range of 12.0% to 13.0%
•SG&A expense in the range of 8.5% to 9.0% of revenue, inclusive of an estimated $48 million of stock-based compensation expense
•Mid-20s effective tax rate for adjusted net income
•Capital expenditures of approximately $140 million to $160 million, including approximately $50 million in planned strategic materials investments.
We do not provide a reconciliation of forward-looking adjusted EBITDA margin or the most directly comparable forward-looking GAAP measure of net income attributable to Granite because we cannot predict with a reasonable degree of certainty and without unreasonable efforts certain components or excluded items that are inherently uncertain and depend on various factors. For these reasons, we are unable to assess the potential significance of the unavailable information.

“We expect our top-line momentum to continue in 2026 driven by organic growth as we work through our record CAP and a full-year of contribution from our 2025 acquisitions,” said Executive Vice President and Chief Financial Officer, Staci Woolsey. “With a healthy market backdrop and a solid pipeline of bidding opportunities, we believe we are well positioned to continue expanding CAP in 2026. We also expect to improve gross profit margins and SG&A efficiencies as we work to drive adjusted EBITDA margin growth in line with our 2027 financial targets. Finally, we intend to continue investing in the business through acquisitions and capital expenditures in order to drive long-term shareholder value.”
Conference Call
Granite will conduct a conference call today, February 12, 2026, at 8:00 a.m. Pacific Time/11:00 a.m. Eastern Time to discuss the results of the quarter and fiscal year ended December 31, 2025. The Company invites investors to listen to a live audio webcast of the investor conference call on its Investor Relations website https://investor.graniteconstruction.com. The investor conference call will also be available by calling 1-877-328-5503; international callers may dial 1-412-317-5472. An archive of the webcast will be available on Granite's Investor Relations website approximately one hour after the call. A replay will be available after the live call through February 19, 2026, by calling 1-855-669-9658, replay access code 3262359; international callers may dial 1-412-317-0088.
About Granite
Granite is America’s Infrastructure Company™. Incorporated since 1922, Granite (NYSE:GVA) is one of the largest diversified vertically-integrated civil contractors and construction materials producers in the United States. Granite’s Code of Conduct and strong Core Values guide the Company and its employees to uphold the highest ethical standards. Granite is an industry leader in safety and an award-winning firm in quality and sustainability. For more information, visit graniteconstruction.com, and connect with Granite on LinkedIn, X, Facebook and Instagram.

Forward-looking Statements
Any statements contained in this press release that are not based on historical facts, including statements regarding future events, occurrences, opportunities, circumstances, activities, performance, growth, demand, strategic plans, shareholder value, outcomes, outlook, that we are positioned to achieve our 2027 targets for both organic growth and margin expansion, our runway for further value creation, our acquisition pipeline remains robust, additional acquisitions that will strengthen our vertically integrated platform, executing at a high level and delivering long-term value for our shareholders in 2026 and beyond, our 2026 guidance for revenue, adjusted EBITDA margin, SG&A expense, estimated stock-based compensation expense, effective tax rate and capital expenditures, including planned strategic materials investments, top-line momentum to continue in 2026, continuing to expand CAP in 2026, improved gross margins and SG&A efficiencies as we work to drive adjusted EBITDA margin growth in line with our 2027 targets, investing in the business through acquisitions and capital expenditures to drive long-term shareholder value, CAP and results constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are identified by words such as “future,” “outlook,” “assumes,” “believes,” “expects,” “estimates,” “anticipates,” “intends,” “plans,” “appears,” “may,” “will,” “should,” “could,” “would,” “continue,” "guidance" and the negatives thereof or other comparable terminology or by the context in which they are made. These forward-looking statements are based on management's current beliefs, assumptions and estimates. These expectations may or may not be realized. Some of these expectations may be based on beliefs, assumptions or estimates that may prove to be incorrect. In addition, our business and operations involve numerous risks and uncertainties, many of which are beyond our control, which could result in our expectations not being realized or otherwise materially affect our business, financial condition, results of operations, cash flows and liquidity. Such risks and uncertainties include, but are not limited to, those described in greater detail in our filings with the Securities and Exchange Commission, particularly those described in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.
Due to the inherent risks and uncertainties associated with our forward-looking statements, the reader is cautioned not to place undue reliance on them. The reader is also cautioned that the forward-looking statements contained herein speak only as of the date of this press release and, except as required by law; we undertake no obligation to revise or update any forward-looking statements for any reason.

GRANITE CONSTRUCTION INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited - in thousands, except share and per share data)

	December 31, 2025	December 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$529,220	$578,330
Short-term marketable securities	71,021	7,311
Receivables, net	630,392	511,742
Contract assets	236,879	328,353
Inventories	143,129	108,175
Equity in unconsolidated construction joint ventures	134,670	140,928
Other current assets	66,920	41,824
Total current assets	1,812,231	1,716,663
Property and equipment, net	1,260,823	716,184
Long-term marketable securities	49,534	—
Investments in affiliates	96,764	94,031
Goodwill	400,814	214,465
Intangible assets	179,548	127,886
Right of use assets	152,678	89,791
Other noncurrent assets	78,001	66,635
Total assets	$4,030,393	$3,025,655

LIABILITIES AND EQUITY
Current liabilities:
Current maturities of long-term debt	$375,896	$1,109
Accounts payable	430,298	407,223
Contract liabilities	327,372	299,671
Accrued expenses and other current liabilities	348,179	323,956
Total current liabilities	1,481,745	1,031,959
Long-term debt	963,233	737,939
Long-term lease liabilities	125,733	73,638
Deferred income taxes, net	141,489	13,874
Other long-term liabilities	96,660	88,882
Commitments and contingencies
Equity:
Preferred stock, $0.01 par value, authorized 3,000,000 shares, none outstanding	—	—
Common stock, $0.01 par value, authorized 150,000,000 shares; issued and outstanding: 43,496,781 shares as of December 31, 2025 and 43,424,646 shares as of December 31, 2024	435	434
Additional paid-in capital	402,391	410,739
Accumulated other comprehensive income (loss)	1,581	(582)
Retained earnings	774,641	604,635
Total Granite shareholders’ equity	1,179,048	1,015,226
Non-controlling interests	42,485	64,137
Total equity	1,221,533	1,079,363
Total liabilities and equity	$4,030,393	$3,025,655

GRANITE CONSTRUCTION INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited - in thousands, except per share data)

	Three Months Ended December 31,		Years Ended December 31,
	2025	2024	2025	2024
Total revenue	$1,165,370	$977,303	$4,424,379	$4,007,574
Total cost of revenue	997,650	826,551	3,713,163	3,434,877
Gross profit	167,720	150,752	711,216	572,697
Selling, general and administrative expenses	104,118	84,467	407,561	334,162
Other costs, net	2,718	10,158	41,416	39,936
Gain on sales of property and equipment, net	(14,097)	(4,417)	(20,207)	(8,764)
Operating income	74,981	60,544	282,446	207,363
Other (income) expense:
Loss on debt extinguishment	—	—	—	27,552
Interest income	(8,863)	(6,534)	(26,878)	(24,349)
Interest expense	18,172	7,863	47,223	29,188
Equity in income of affiliates, net	(5,220)	(4,061)	(14,958)	(16,982)
Other income, net	(2,934)	(2,888)	(11,768)	(4,238)
Total other (income) expense, net	1,155	(5,620)	(6,381)	11,171
Income before income taxes	73,826	66,164	288,827	196,192
Provision for income taxes	14,890	19,113	68,476	55,749
Net income	58,936	47,051	220,351	140,443
Amount attributable to non-controlling interests	(6,906)	(5,568)	(27,348)	(14,097)
Net income attributable to Granite	$52,030	$41,483	$193,003	$126,346

Net income per share attributable to common shareholders:
Basic	$1.19	$0.95	$4.42	$2.88
Diluted	$1.03	$0.84	$3.86	$2.62
Weighted average shares outstanding:
Basic	43,603	43,642	43,649	43,846
Diluted	53,534	52,952	53,132	52,513

GRANITE CONSTRUCTION INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited - in thousands)

Years Ended December 31,	2025	2024
Operating activities:
Net income	$220,351	$140,443
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	162,433	126,331
Amortization related to long-term debt	4,590	4,501
Non-cash loss on debt extinguishment	—	27,552
Gain on sales of property and equipment, net	(20,207)	(8,764)
Deferred income taxes	23,800	13,655
Stock-based compensation	39,150	19,595
Equity in net (income) loss from unconsolidated joint ventures	(7,622)	5,102
Net income from affiliates	(14,958)	(16,982)
Other non-cash adjustments	863	3,958
Changes in assets and liabilities	60,516	140,952
Net cash provided by operating activities	$468,916	$456,343
Investing activities:
Purchases of marketable securities	(238,371)	(10,977)
Maturities of marketable securities	125,225	38,000
Purchases of property and equipment	(138,270)	(136,405)
Proceeds from sales of property and equipment	32,845	13,852
Acquisitions of businesses, net of cash acquired	(777,517)	(134,361)
Other investing activities	2,367	1,335
Net cash used in investing activities	$(993,721)	$(228,556)
Financing activities:
Proceeds from long-term debt	685,000	—
Proceeds from issuance of convertible notes	—	373,750
Debt principal repayments	(86,113)	(310,498)
Capped call transactions	—	(46,046)
Redemption of warrants	—	(497)
Debt issuance costs	(2,799)	(10,474)
Cash dividends paid	(22,719)	(22,813)
Repurchases of common stock	(48,208)	(50,631)
Contributions from non-controlling partners	3,345	24,000
Distributions to non-controlling partners	(53,247)	(25,587)
Other financing activities, net	436	1,676
Net cash provided by (used in) financing activities	$475,695	$(67,120)
Net increase (decrease) in cash and cash equivalents	$(49,110)	$160,667
Cash and cash equivalents at beginning of period	578,330	417,663
Cash and cash equivalents at end of period	$529,220	$578,330

Non-GAAP Financial Information
The tables below contain financial information calculated other than in accordance with U.S. generally accepted accounting principles (“GAAP”). Specifically, management believes that non-GAAP financial measures such as EBITDA and EBITDA margin are useful in evaluating operating performance and are regularly used by securities analysts, institutional investors and other interested parties, and that such supplemental measures facilitate comparisons between companies that have different capital and financing structures and/or tax rates. We are also providing adjusted EBITDA and adjusted EBITDA margin, non-GAAP measures, to indicate the impact of stock-based compensation expense, loss on debt extinguishment in 2024 and other costs, net, which include legal fees for the defense of a former company officer in his civil litigation with the Securities and Exchange Commission, reorganization costs, strategic acquisition and integration expenses and, in 2024, non-cash impairment charges.
We provide adjusted income before income taxes, adjusted provision for income taxes, adjusted net income attributable to Granite, adjusted diluted weighted average shares of common stock and adjusted diluted earnings per share attributable to common shareholders, non-GAAP measures, to indicate the impact of the following:
•Other costs, net as described above;
•Acquired intangible asset amortization and acquisition-related depreciation;
•Stock-based compensation expense; and
•Loss on debt extinguishment.
We also provide Materials segment cash gross profit, Materials segment cash gross profit and cash gross profit per ton by product line and the related margins to exclude the impact of the segment’s and product line’s depreciation, depletion and amortization from the segment’s and product line’s gross profit. To better illustrate the operational performance generated by the assets of the Materials segment, and its product lines, our calculation adds back all depreciation, depletion and amortization to the Materials segment and its product lines and does not eliminate any in consolidation. In addition, we exclude barge delivery revenue from our calculation of average selling price per ton to improve comparability with prior periods. The acquisition of Warren Paving introduced barge delivery revenue starting in the third quarter of 2025. Management believes that non-GAAP financial measures such as Materials segment cash gross profit and Materials segment cash gross profit by product line and the related margins, cash gross profit per ton and average selling price per ton are useful in evaluating operating performance and are regularly used by securities analysts, institutional investors and other interested parties, and that such supplemental measures facilitate comparisons to prior periods and between companies that have different capital and financing structures.
Management believes that these additional non-GAAP financial measures facilitate comparisons between industry peer companies, and management uses these non-GAAP financial measures in evaluating performance. However, the reader is cautioned that any non-GAAP financial measures provided by us are provided in addition to, and not as alternatives for, our reported results prepared in accordance with GAAP. Items that may have a significant impact on our financial position, results of operations and cash flows must be considered when assessing our actual financial condition and performance regardless of whether these items are included in non-GAAP financial measures. The methods used by us to calculate non-GAAP financial measures may differ significantly from methods used by other companies to compute similar measures. As a result, any non-GAAP financial measures provided by us may not be comparable to similar measures provided by other companies.

GRANITE CONSTRUCTION INCORPORATED
EBITDA AND ADJUSTED EBITDA(1)
(Unaudited - dollars in thousands)

	Three Months Ended December 31,		Years Ended December 31,
	2025	2024	2025	2024
EBITDA:
Net income attributable to Granite	$52,030	$41,483	$193,003	$126,346
Net income margin(2)	4.5%	4.2%	4.4%	3.2%

Depreciation, depletion and amortization expense(3)	49,746	34,189	164,677	127,721
Provision for income taxes	14,890	19,113	68,476	55,749
Interest expense, net	9,309	1,329	20,345	4,839
EBITDA(1)	$125,975	$96,114	$446,501	$314,655
EBITDA margin(1)(2)	10.8%	9.8%	10.1%	7.9%

ADJUSTED EBITDA:
Other costs, net	$2,718	$10,158	$41,416	$39,936
Stock-based compensation	2,305	2,267	39,150	19,595
Loss on debt extinguishment	—	—	—	27,552
Adjusted EBITDA(1)	$130,998	$108,539	$527,067	$401,738
Adjusted EBITDA margin(1)(2)	11.2%	11.1%	11.9%	10.0%
(1)We define EBITDA as GAAP net income attributable to Granite, adjusted for net interest expense, taxes, depreciation, depletion and amortization. Adjusted EBITDA and adjusted EBITDA margin exclude the impact of other costs, net, stock-based compensation and loss on debt extinguishment as described above.
(2)Represents net income, EBITDA and adjusted EBITDA divided by consolidated revenue of $1.2 billion and $977 million, for the three months ended December 31, 2025 and 2024, respectively, and $4.4 billion and $4.0 billion for the fiscal year ended December 31, 2025 and 2024, respectively.
(3)Amount includes the sum of depreciation, depletion and amortization which are classified as cost of revenue and selling, general and administrative expenses in the condensed consolidated statements of operations.

GRANITE CONSTRUCTION INCORPORATED
ADJUSTED NET INCOME RECONCILIATION
(Unaudited - in thousands, except per share data)

	Three Months Ended December 31,		Years Ended December 31,
	2025	2024	2025	2024
Income before income taxes	$73,826	$66,164	$288,827	$196,192
Other costs, net	2,718	10,158	41,416	39,936
Acquired intangible asset amortization and acquisition-related depreciation	12,261	6,059	27,653	21,436
Stock-based compensation	2,305	2,267	39,150	19,595
Loss on debt extinguishment	—	—	—	27,552
Adjusted income before income taxes	$91,110	$84,648	$397,046	$304,711

Provision for income taxes	$14,890	$19,113	$68,476	$55,749
Tax effect of adjusting items(1)	4,462	4,308	25,531	20,902
Adjusted provision for income taxes	$19,352	$23,421	$94,007	$76,651

Net income attributable to Granite	$52,030	$41,483	$193,003	$126,346
After-tax adjusting items	12,822	14,176	82,688	87,617
Adjusted net income attributable to Granite	$64,852	$55,659	$275,691	$213,963

Diluted weighted average shares of common stock	53,534	52,952	53,132	52,513
Less: dilutive effect of convertible notes(2)	(7,340)	(7,830)	(7,690)	(8,103)
Adjusted diluted weighted average shares of common stock	46,194	45,122	45,442	44,410

Diluted net income per share attributable to common shareholders	$1.03	$0.84	$3.86	$2.62
After-tax adjusting items per share attributable to common shareholders	0.37	0.39	2.21	2.20
Adjusted diluted net income per share attributable to common shareholders	$1.40	$1.23	$6.07	$4.82
(1)The tax effect of adjusting items was calculated using our estimated annual statutory tax rate. The tax effect of adjusting items for the fiscal year ended December 31, 2025 excludes $9 million of acquisition costs in Other costs, net that were non-tax deductible and the fiscal year ended December 31, 2024 excludes $26 million loss on debt extinguishment as it was almost entirely non-tax deductible.
(2)When calculating diluted net income attributable to common shareholders, GAAP requires that we include potential share dilution from the convertible notes when not antidilutive. We entered into capped call transactions relating to both the 3.75% and 3.25% convertible notes to offset the dilutive impact of the convertible notes. The impact of the capped call transactions was excluded from the GAAP diluted net income attributable to common shareholders calculation as the impact would be antidilutive. For the purpose of calculating our adjusted diluted net income per share attributable to common shareholders, the dilutive effect of the convertible notes up to the capped call price is removed to reflect the impact of the capped call transactions.

GRANITE CONSTRUCTION INCORPORATED
MATERIALS SEGMENT PRODUCT LINE INFORMATION
(Unaudited - in thousands, except per ton data)

	Materials Product Line(1)			Total Materials Segment
Three Months Ended December 31, 2025	Aggregate	Asphalt	Other and Eliminations(2)
External revenue	$107,887	$116,483	$677	$225,047
Internal revenue(3)	46,431	62,539	(108,970)	—
Total Revenue	$154,318	$179,022	$(108,293)	$225,047

Sales tons	6,781	2,183
Average selling price per ton(4)	$18.67	$82.01

Gross profit	$18,710	$23,766	$(17,484)	$24,992
Gross profit as a % of revenue	12.1%	13.3%	NM	11.1%

Depreciation, depletion and amortization	17,252	4,404	61	21,717
Cash gross profit	$35,962	$28,170	$(17,423)	$46,709
Cash gross profit as a % of revenue	23.3%	15.7%	NM	20.8%
Cash gross profit per ton	$5.30	$12.90

	Materials Product Line(1)			Total Materials Segment
Three Months Ended December 31, 2024	Aggregate	Asphalt	Other and Eliminations(2)
External revenue	$48,710	$107,955	$(715)	$155,950
Internal revenue(3)	30,255	43,871	(74,126)	—
Total Revenue	$78,965	$151,826	$(74,841)	$155,950

Sales tons	5,032	1,943
Average selling price per ton(4)	$15.69	$78.14

Gross profit	$11,863	$18,791	$(8,019)	$22,635
Gross profit as a % of revenue	15.0%	12.4%	NM	14.5%

Depreciation, depletion and amortization	9,856	4,492	85	14,433
Cash gross profit	$21,719	$23,283	$(7,934)	$37,068
Cash gross profit as a % of revenue	27.5%	15.3%	NM	23.8%
Cash gross profit per ton	$4.32	$11.98
NM - not meaningful
(1)The Aggregate product line includes aggregates, barge delivery and recycled materials. The Asphalt product line includes asphalt concrete and liquid asphalt. External revenue includes freight and delivery costs that we pass along to our customers.
(2)Represents our other product line which is comprised of immaterial amounts of products and services that are not considered core product lines, as well as eliminations of interproduct and intersegment transactions.
(3)Includes both intersegment and interproduct revenues. Intersegment revenues for the three months ended December 31, 2025 and December 31, 2024 were $85.7 million and $57.7 million, respectively.
(4)Aggregate average selling price per ton for the three months ended December 31, 2025 was calculated by dividing total aggregate revenue of $154.3 million, less $27.7 million of revenues associated with barge delivery, or $126.6 million, by sales tons for the period. There was no adjustment in the three months ended December 31, 2024.

	Materials Product Line(1)			Total Materials Segment
Year Ended December 31, 2025	Aggregate	Asphalt	Other and Eliminations(2)
External revenue	$308,781	$458,836	$1,882	$769,499
Internal revenue(3)	171,493	237,848	(409,341)	—
Total Revenue	$480,274	$696,684	$(407,459)	$769,499

Sales tons	24,629	8,450
Average selling price per ton(4)	$17.63	$82.45

Gross profit	$76,988	$112,046	$(51,996)	$137,038
Gross profit as a % of revenue	16.0%	16.1%	NM	17.8%

Depreciation, depletion and amortization	47,875	16,897	364	65,136
Cash gross profit	$124,863	$128,943	$(51,632)	$202,174
Cash gross profit as a % of revenue	26.0%	18.5%	NM	26.3%
Cash gross profit per ton	$5.07	$15.26

	Materials Product Line(1)			Total Materials Segment
Year Ended December 31, 2024	Aggregate	Asphalt	Other and Eliminations(2)
External revenue	$196,232	$395,798	$319	$592,349
Internal revenue(3)	127,849	195,718	(323,567)	—
Total Revenue	$324,081	$591,516	$(323,248)	$592,349

Sales tons	20,284	7,456
Average selling price per ton(4)	$15.98	$79.33

Gross profit	$52,274	$79,433	$(50,012)	$81,695
Gross profit as a % of revenue	16.1%	13.4%	NM	13.8%

Depreciation, depletion and amortization	30,760	14,024	307	45,091
Cash gross profit	$83,034	$93,457	$(49,705)	$126,786
Cash gross profit as a % of revenue	25.6%	15.8%	NM	21.4%
Cash gross profit per ton	$4.09	$12.53
NM - not meaningful
(1)The Aggregate product line includes aggregates, barge delivery and recycled materials. The Asphalt product line includes asphalt concrete and liquid asphalt. External revenue includes freight and delivery costs that we pass along to our customers.
(2)Represents our other product line which is comprised of immaterial amounts of products and services that are not considered core product lines, as well as eliminations of interproduct and intersegment transactions.
(3)Includes both intersegment and interproduct revenues. Intersegment revenues for the years ended December 31, 2025 and December 31, 2024 were $275.2 million and $246.8 million, respectively.
(4)Aggregate average selling price per ton for the year ended December 31, 2025 was calculated by dividing total aggregate revenue of $480.3 million, less $46.1 million of revenues associated with barge delivery, or $434.2 million, by sales tons for the period. There was no adjustment in the year ended December 31, 2024.